UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 E. City Avenue, Suite 809
Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of New Director

On November 12, 2013, the Board of Directors (the “Board”) of Entercom Communications Corp. (the “Company”), upon the recommendation of the Board’s Nominating / Corporate Governance Committee, increased the size of the Company’s Board of Directors from five to six persons. The Board then, upon the recommendation of the Board’s Nominating / Corporate Governance Committee, elected Joel Hollander as a Director of the Company to fill the newly created vacancy. Mr. Hollander will serve until the 2014 annual meeting of shareholders or until his successor is duly elected and qualified. Mr. Hollander has not yet been appointed to serve on any Board committee.

Since May 2007, Mr. Hollander has been serving as President and Chief Executive Officer of 264 Echo Place Partners, an investment advisory firm. Mr. Hollander previously served as President and Chief Executive Officer of CBS Radio from 2002 until 2007. Prior to joining CBS Radio, Mr. Hollander was Chairman and Chief Executive Officer of Westwood One, a radio program syndication company.

Mr. Hollander is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission’s Regulation S-K. There are no arrangements or understandings between Mr. Hollander and any other persons pursuant to which he was selected as a director.

Mr. Hollander will be compensated pursuant to the Company’s Non-Employee Director Compensation Policy. In addition, upon his election to the Board, Mr. Hollander was awarded an initial equity compensation grant of 4,665 restricted stock units pursuant to the Entercom Equity Compensation Plan. The terms of such equity awards are as otherwise provided in the Non-Employee Director Compensation Policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Senior Vice President and
General Counsel

Dated: November 13, 2013